Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS INCREASED BY 34% IN 2003

Newport, New Hampshire—January 28, 2004—New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the year ended December 31, 2003 of $5,771,453 or $2.84 per share (fully diluted) compared to $4,299,988 or $2.19 per share (fully diluted), over 2002, an increase of 34.22%. For the quarter ended December 31, 2003, NHTB recorded net income of $1,312,462 or $0.64 per share (fully diluted) compared to $1,182,045 or $0.60 per share (fully diluted) for the fourth quarter ended 2002, an increase of 11.03%. The Company’s returns on average assets and equity for the year ended December 31, 2003 were 1.15% and 15.83% respectively, compared to 0.88% and 13.94%, respectively, in 2002.

The increase in net income for the year ended December 31, 2003 was primarily the result of a $1,344,210 increase in non-interest income. The increase in non-interest income was driven by the continued low interest rate environment, which has created a sustained demand for mortgage loan refinancings. Because the Bank sells the majority of fixed-rate mortgage loans that it originates with servicing retained, loan fees generated by the sale of loans created by the refinance boom contributed to the majority of the $1,344,210 increase in non-interest income for the year. During the year, the Bank sold $173,000,000 in loans to the secondary market, and realized $1,213,804 of pre-tax gains on the sale of such loans. In addition, the valuation of Mortgage Servicing Rights increased by approximately $600,000 during the year, which also contributed to the increase in non-interest income.

Total assets increased $29,601,308, or 5.96% to $526,246,231 at December 31, 2003 from $496,644,923 at December 31, 2002. Loans increased $22,765,106, or 6.97%, from $326,575,799 at December 31, 2002 to $349,340,905 at December 31, 2003. Sold loans totaled $289,824,810 at December 31, 2003, as compared to $260,774,730 at December 31, 2002, an increase of 11.14%. Proceeds from the sale of loans, the use Federal Funds Sold, and advances from the Federal Home Loan Bank (FHLB) were invested in investment securities, which increased $40,350,801 to $126,178,697 at December 31, 2003, from $85,827,896 at December 31, 2002, an increase of 47.01%. FHLB advances totaled $22,000,000 at December 31, 2003, compared to $0 at December 31, 2002. The Bank took advantage of favorable interest rates on the advances and invested the proceeds of the advances in higher yielding securities. At December 31, 2003, the Bank’s net interest rate spread was 3.96%, compared to 3.63% at December 31, 2002, an increase of 9.09%.

Total deposits and Repurchase Agreements increased $2,920,153 or .67% to $440,840,671 at December 31, 2003 from $437,920,518 at December 31, 2002. Shareholders’ equity of $39,124,596 resulted in a book value of $19.48 per share based on 2,008,690 shares of common stock outstanding at December 31, 2003, an increase of $2.24 per share from a year ago.

As previously announced, a regular quarterly dividend of $0.225 per share, an increase of 25%, is payable on January 30, 2004 to shareholders of record as of January 23, 2004.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services throughout the Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events. The Company cautions that assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risks factors is included in the Company’s filings with the Securities and Exchange Commission.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Year End
	12/31/03	12/31/02	12/31/03	12/31/02
Interest Income	$5,718,654	$6,107,061	$21,493,692	$26,860,376
Interest Expense	1,332,143	2,048,528	5,705,521	10,292,884
Net Interest Income	4,386,511	4,058,533	15,788,171	16,567,492
Provision for Loan Losses	24,999	30,000	99,996	120,000
Non-interest Income	1,262,769	2,201,513	6,894,751	5,550,541
Operating Expenses (1)	3,525,119	4,326,045	13,304,951	15,222,750
Net Income	1,312,462	1,182,045	5,771,453	4,299,988
Earnings Per Common Share, basic	$.66	$.60	$2.92	$2.20
Earnings Per Common Share, assuming dilution (2)	$.64	$.60	$2.84	$2.19
Dividends Declared	$.18	$.16	$.72	$.64

	As of 12/31/03	As of 12/31/02
Total Assets	$526,246,231	$496,644,923
Loans	349,340,905	326,575,799
Reserve for Loan Losses	3,898,650	3,875,708
Investment Securities, net	126,178,697	85,827,896
Federal Funds Sold	6,418,370	32,022,628
Total Deposits and Repurchase Agreements	440,840,671	437,920,518
Advances from the Federal Home Loan Bank	22,000,000	0
NHTB Capital Trust Preferred	16,400,000	16,400,000
Shareholders’ Equity	39,124,596	33,765,996
Book Value of Shares Outstanding	$19.48	$17.24
Tier I Core Capital	7.56%	6.96%
Tier I Risk Based Capital	11.87%	11.08%
Shares Outstanding	2,008,690	1,958,924
Return on Average Assets	1.15%	0.88%
Return on Average Equity	15.83%	13.94%
Non-performing Loans as a Percentage of Total Assets	0.22%	0.10%